Exhibit 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8800 Contact: Roland O. Burns Sr. Vice President and Chief Financial Officer Web Site:www.comstockresources.com

NEWS RELEASE

For Immediate Release
COMSTOCK RESOURCES, INC. ANNOUNCES
2010 EXPLORATION AND DEVELOPMENT BUDGET
FRISCO, TEXAS, December 16, 2009 — Comstock Resources, Inc. (“Comstock” or the “Company”) (NYSE:CRK) announced that it plans to spend approximately $385.0 million in 2010 for development and exploration activities. Comstock expects to add an additional drilling rig in the second quarter of 2010 to the six rigs which the Company is currently utilizing in its Haynesville shale drilling program.
Comstock has budgeted to drill 59 (42.6 net) wells in 2010 as compared to the 52 (38.4 net) wells that it expects to drill this year. The 2010 drilling program will be focused primarily on its extensive acreage position in the Haynesville shale in North Louisiana. Comstock’s East Texas/North Louisiana operating region accounts for the largest portion of the 2010 budget with forecasted expenditures of $368.0 million. Comstock has budgeted to drill 57 (41.7 net) wells in this region in 2010, which includes 56 (41.1 net) Haynesville shale horizontal wells. In 2009 Comstock expects to have drilled 41 (30.6 net) horizontal Haynesville shale wells. Comstock has budgeted to spend $12.0 million in its South Texas region to drill two (0.9 net) wells in 2010 and for other development activity. The remaining $5.0 million of expenditures in 2010 are budgeted for developmental activity on its other properties.
“Our 2010 drilling program is a continuation of our very successful 2009 drilling program which is focused on exploitation of our North Louisiana Haynesville shale acreage position,” stated M. Jay Allison, Chairman and Chief Executive Officer of Comstock. “We anticipate that our 2010 drilling program will continue to provide strong reserve and production growth. We will continue to defer most of our conventional drilling opportunities until we have a stronger outlook for natural gas prices.”
This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.
Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas. The Company’s stock is traded on the New York Stock Exchange under the symbol CRK.